Special Meetings of Shareholders

At a special meeting of Shareholders of the Trust held on January 28, 2000, the following actions were taken:

(1) The new portfolio management agreement among the Managed Global Series of the Trust, DSI and Capital Guardian Trust Company, was approved by the shareholders of the Trust as follows:

Against or
For		Withheld
                                   Abstained               Total
7,203,475       192,791            561,951                 7,958,217

(2) The new portfolio management agreement among the Small Cap Series of the Trust, DSI and Capital Guardian Trust Company, was approved by the shareholders of the Trust as follows:

Against or
For             Withheld            Abstained               Total
13,759,380      179,467             896,269                 14,835,116

At a special meeting of Shareholders of the Trust held on March 10, 2000, the following action was taken:

(1) The new portfolio management agreement among the Emerging Markets Series of the Trust, DSI and Baring International Investment Limited, was approved by the shareholders of the Trust as follows:

Against or
For             Withheld            Abstained               Total
3,152,363       132,896             209,265                 3,494,524

At a special meeting of Shareholders of the Trust held on April 24, 2000, the following action was taken:

(1) The new portfolio management agreement among the Real Estate Series of the Trust, DSI and Prudential Investment Corporation, was approved by the shareholders of the Trust as follows:

Against or
For             Withheld            Abstained               Total
4,023,202       122,943             327,324                 4,473,469